Exhibit 3.1

RREEF PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

RREEF Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Sections 5.2.2 and 5.4 of the charter of the Corporation, as supplemented, amended and restated, and as may be further supplemented, amended and restated from time to time (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by unanimous written consent, reclassified and designated 50,000,000 authorized but unissued Class A Common Shares as “Class D Common Shares” (collectively, the “Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as follows and provided for the issuance thereof. Upon any restatement of the Charter, Sections 1 through 9 of this Article FIRST shall become part of Article V of the Charter, with such changes in enumeration as are necessary to complete such restatement. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
Class D Common Shares
(1)    Designation and Number. A class of Common Shares, designated as the “Class D Common Shares” (“Class D Common Shares”), is hereby established. The number of authorized shares of Class D Common Shares shall be 50,000,000.
(2)    Rank. Class D Common Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) on parity with the Class A Common Shares, Class B Common Shares and all other equity securities issued by the Corporation other than those referred to in clause (b); and (b) junior to all equity securities issued by the Corporation the terms of which provide that such equity securities rank senior to Class D Common Shares.
(3)    Distributions. Distributions shall be made with respect to the Class D Common Shares at the same time as those made with respect to the Class A Common Shares and Class B Common Shares. The per share amount of any Distribution with respect to the Class D Common Shares shall be determined as described in the most recent prospectus, as such may be amended from time to time (the “Class D Prospectus”), relating to an offering and sale of Class D Common Shares registered for sale to the public in accordance with applicable federal and state securities laws (a “Class D Public Offering”), or as described in the most recent private placement memorandum, as such may be amended from time to time (the “Class D Private Placement Memorandum”), relating to an unregistered sale of Class D Common Shares pursuant to an applicable exemption from the registration requirements of the Securities Act and state securities laws (a “Class D Private Placement”).
(4)    Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any Distribution of the Assets of the Corporation, the holder of each Class D Common Share shall be entitled to be paid, out of the Assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the net asset value of the Corporation allocable to the Class D Common Shares, calculated by the Advisor as described in the applicable Class D Prospectus or Class D Private Placement Memorandum, divided by the number of outstanding Class D Common Shares (the “Net Asset Value per Class D Common Share”). If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available Assets of the Corporation, or proceeds thereof, distributable among the holders of Common Shares shall be insufficient to pay in full liquidation payments equal to (i) the Net Asset Value per Class A Common Share to the holder of each Class A Common Share, (ii) the Net Asset Value per Class B Common Share to the holder of each Class B Common Share and (iii) the Net Asset Value per Class D Common Share to the holder of each Class D Common Share, then such Assets, or the proceeds thereof, shall be distributed among the holders of the Class A

Common Shares, the Class B Common Shares and the Class D Common Shares ratably in the same proportion as the respective amounts that would be payable on such Class A Common Shares, Class B Common Shares and Class D Common Shares, if all amounts payable thereon were paid in full.
(5)    Voting Rights. Subject to the provisions of Article VI of the Charter and except as may otherwise be specified in the Charter, each Class D Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 11.2 of the Charter. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, each holder of a Class D Common Share shall vote together with the holders of all other Common Shares entitled to vote, and the holders of the Common Shares shall have the exclusive right to vote, on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.
(6)    Selling Commissions. Each Class D Common Share issued in a Class D Public Offering or Class D Private Placement may be subject to a Selling Commission which shall be calculated as a percentage of the purchase price for such Class D Common Share as described in the applicable Class D Prospectus or Class D Private Placement Memorandum.
(7)    Distribution Fees. No Distribution Fee shall be paid with respect to any Class D Common Share.
(8)    Dealer Manager Fee. No Dealer Manager Fee shall be paid with respect to any Class D Common Share.
(9)    Suitability. Until a Listing has occurred, a prospective purchaser of Class D Common Shares in a Class D Public Offering or Class D Private Offering must represent to the Corporation that the applicable suitability standards set forth in the applicable Class D Prospectus or Class D Private Placement Memorandum have been satisfied.
SECOND:    Prior to the reclassification and designation authorized by these Articles Supplementary, the total number of shares of all classes and series of stock which the Corporation had authority to issue was 1,050,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share, having an aggregate par value of $10,500,000, classified and designated as follows:

Common Stock                    1,000,000,000
Class A Common Shares             500,000,000
Class B Common Shares             500,000,000

Preferred Stock                     50,000,000

THIRD:    As reclassified and designated hereby, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 1,050,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share, having an aggregate par value of $10,500,000, classified and designated as follows:

Common Stock                    1,000,000,000
Class A Common Shares             450,000,000
Class B Common Shares             500,000,000
Class D Common Shares             50,000,000

Preferred Stock                     50,000,000

FOURTH: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 15th day of January, 2016.

ATTEST:	RREEF PROPERTY TRUST, INC.

/s/ Vikram Mehra                /s/ James N. Carbone            (SEAL)

Vikram Mehra, Secretary	James N. Carbone
Chief Executive Officer and President